Exhibit 3.1

BY-LAW AMENDMENT

The by-laws of Akorn, Inc. are hereby amended to add a new Article IX, as set forth below:

“ARTICLE IX
FORUM FOR ADJUDICATION OF DISPUTES.

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation , (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the Louisiana Business Corporation Act, the articles or these by-laws (as each may be amended from time to time), or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case, shall be the Circuit Court of Cook County, Chancery Division, State of Illinois  (or, if and only if the Circuit Court of Cook County, Chancery Division, State of Illinois  lacks subject matter jurisdiction, any state court located within the State of Illinois or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the Northern District of Illinois).”

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